Exhibit 5

January 8, 2009

Board of Directors
FPB Bancorp, Inc.
1301 SE Port St. Lucie Boulevard
Port St. Lucie, Florida 34952

RE:	FPB Bancorp, Inc.’s Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for FPB Bancorp, Inc. (“FPB”) in connection with the registration of 5,800 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value, a Warrant to Purchase 183,158 shares of Common Stock, $0.01 par value, and the underlying 183,158 shares of Common Stock covered by said Warrant (collectively, the “Securities”), all covered by the above-described registration statement.

In connection therewith, we have examined the following:

•	The Articles of Incorporation of FPB, as filed with the Secretary of State of the State of Florida;

•	The Bylaws of FPB;

•	Resolution of FPB’s Board of Directors, authorizing of the Securities;

•	Certificate of Active Status with respect to FPB, issued by the Secretary of State of the State of Florida; and

•	The registration statement, including all exhibits thereto.

     Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:

•	FPB has been duly incorporated and is validly existing under the laws of the State of Florida; and

•
The Securities covered by the registration statement have been legally authorized and when issued in accordance with the terms described in said registration statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the aforementioned registration statement on Form S-3 and to any amendments thereto. We also consent to the reference to this firm under the caption “Legality” in the prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

IGLER & DOUGHERTY, P.A.